UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
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Chemed Corporation
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CHEMED CORPORATION COMMENTS ON WITHDRAWAL OF MMI’S SLATE

CINCINNATI – May 21, 2009 – Chemed Corporation (NYSE:CHE) today announced that it is in receipt of a letter from MMI Investments, L.P. (“MMI”) notifying the Company that MMI is withdrawing its slate of nominees for election to Chemed’s Board of Directors at the 2009 Annual Meeting of Stockholders.

The Company issued the following statement:

“Chemed’s Board of Directors and management team have a long history of creating value through disciplined management and the implementation of a range of successful strategies.  With the withdrawal of MMI’s slate of nominees, the Board and management will now continue building on this track-record of success.

“We are gratified to have received the strong support of our stockholders throughout this process.  Contrary to statements made by MMI, the Board’s commitment to creating long term value remains unchanged.  The Board will do the right thing at the right time, as it has in the past, to create value for stockholders.”

Chemed received recommendations of support for its director nominees from RiskMetrics Group (formerly Institutional Shareholder Services) and Glass Lewis & Co.  To follow the recommendations of RiskMetrics and Glass Lewis and to ensure that shares of all Chemed stockholders are represented at the Annual Meeting, the Company urges stockholders to vote the WHITE proxy card FOR all of the Company’s director nominees by telephone or via the Internet. Chemed stockholders with questions about how to vote their shares should contact the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 877-825-8631.

Chemed’s 2009 Annual Meeting of Stockholders will be held on May 29, 2009 at 11:00 a.m., local time, at The Queen City Club, 331 East Fourth Street, Cincinnati, Ohio.

Cravath, Swaine & Moore LLP is acting as legal advisor to Chemed and Lazard Frères & Co. LLC and J.P. Morgan Securities Inc. are acting as financial advisors.

About Chemed
Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries: VITAS Healthcare and Roto-Rooter. VITAS is the nation’s largest provider of end-of-life hospice care, and Roto-Rooter is the nation’s leading provider of plumbing and drain cleaning services.

Forward Looking Statements
Certain statements contained in this press release or in other Chemed communications are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "hope," "anticipate," "plan" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Chemed does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause Chemed's actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care or plumbing and drain cleaning industries; periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs; difficulties predicting patient length of stay and estimating potential Medicare reimbursement obligations; challenges inherent in Chemed's growth strategy; the current shortage of qualified nurses, other healthcare professionals and licensed plumbing and drain cleaning technicians; Chemed’s dependence on patient referral sources; and other factors detailed under the caption "Description of Business by Segment" or "Risk Factors" in Chemed’s most recent report on form 10-Q or 10-K and its other filings with the United States Securities and Exchange Commission (the “SEC”). You are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved.

Important Information
Chemed filed with the SEC, on April 29, 2009, a definitive proxy statement in connection with its 2009 annual meeting, and is mailing the definitive proxy statement to its stockholders.  Investors and security holders are urged to read the definitive proxy statement relating to the 2009 Annual Meeting and any other relevant documents filed with the SEC (when available) because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents that Chemed files with the SEC (when available) at the SEC’s website at www.sec.gov and Chemed’s website at www.chemed.com. In addition, the definitive proxy statement and other documents filed by Chemed with the SEC (when available) may be obtained from Chemed free of charge by directing a request to Chemed Corporation, Attn: Investor Relations, Chemed Corporation, 2600 Chemed Center, 255 East Fifth Street, Cincinnati, OH 45202-4726.

Certain Information Regarding Participants
Chemed, its directors and certain executive officers and employees are participants in the solicitation of Chemed’s security holders in connection with its 2009 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Chemed’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009, and its definitive proxy statement for the 2009 Annual Meeting, which was filed with the SEC on April 29, 2009. To the extent holdings of Chemed securities have changed since the amounts printed in the definitive proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge (when available) from the SEC’s website at www.sec.gov and Chemed’s website at www.chemed.com.

Contacts
David P. Williams Chemed Corporation 513-762-6901	Andy Brimmer / Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher 212-355-4449